EXHIBIT 99.1
Brinker International Appoints Timothy (TJ) Johnson to its Board of Directors
DALLAS, February 18, 2025 – Brinker International, Inc. (NYSE: EAT), one of the world's leading casual dining restaurant companies and home of Chili's® Grill & Bar and Maggiano's Little Italy®, today announced the appointment of Timothy (TJ) Johnson to its Board of Directors.
Johnson is a financial, strategic, and operational leader with more than 30 years of experience with consumer-facing, global retail brands and more than a decade of experience as a public company Chief Financial Officer. He has served as Chief Financial and Chief Administrative Officer for Victoria’s Secret & Co (VS&Co) since 2021 leading up to his recently announced retirement planned for June 2025. Prior to VS&Co, he served as the Chief Financial and Chief Administrative Officer for Big Lots. He started his career in public accounting at Coopers & Lybrand, followed by corporate finance roles at then Limited Brands. Johnson has previous public company board experience, having served on the board of directors of The Aaron’s Company. Johnson qualifies as a financial expert and has significant experience in financial planning and analysis, strategy development, accounting, investor relations, capital allocation, mergers and acquisitions, and risk management.
“TJ’s strategic and financial expertise in managing national and global consumer brands will help Brinker continue to improve our guest experience at our restaurants and maintain leadership in the industry,” said Joe DePinto, Brinker’s Chairman of the Board. “He adds leadership depth, experience and insight to our Board of Directors that will promote continued growth in long-term shareholder value.”
About Brinker International
Brinker International, Inc. is one of the world's leading casual dining restaurant companies and home of Chili's® Grill & Bar, and Maggiano's Little Italy.® Founded in 1975 in Dallas, Texas, we've ventured far from home, but stayed true to our roots. Brinker owns, operates or franchises more than 1,600 restaurants in the United States, 27 other countries and two U.S. territories. Our passion is making everyone feel special, and we hope you feel that passion each time you visit one of our restaurants or invite us into your home through takeout or delivery. Learn more about Brinker and its brands at brinker.com.